EXHIBIT 99.1

                     PRESS RELEASE ISSUED DECEMBER 23, 2003


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               tel: 303.665.4200
          fax: 303.665.5955
     1075 South Boulder Road, Suite 205
Louisville, Colorado  80027

                                                            CTA PUBLIC RELATIONS
                                                                   www.ctapr.com



                                     *NEWS*

FOR IMMEDIATE RELEASE:  December 23, 2003

CONTACT:  Brad Long / Investor Relations         Bevo Beaven, Vice President
          GALAXY ENERGY                          Carl Thompson, Principal
          (360) 945-0395                         CTA PUBLIC RELATIONS, INC.
          (800) 574-4294                         (303) 665-4200

      GALAXY ENERGY ACQUIRES COALBED METHANE LEASES AND EXISTING GAS WELLS
                            IN THE POWDER RIVER BASIN

DENVER, COLO. - DEC. 23, 2003 - GALAXY ENERGY CORPORATION (OTC BB: GAXI) has purchased all of the interests from Pioneer Oil, LLC of Sheridan, Wyoming, in coalbed methane (CBM) leases covering 15,600 gross acres in the Powder River basin.

The transaction, effective December 22, 2003, transfers ownership of all of Pioneer's CBM leases near Leiter, Wyoming, to Galaxy in exchange for $1.0 million in cash and two million shares of Galaxy's common stock. Six producible coal seams have been identified throughout the lease area, and there is a 20-inch gas transmission line crossing the leased property.

Included in the transaction are five existing natural gas wells that have already been drilled and completed on the Pioneer leases. Galaxy owns 100% working interest in these existing wells. The wells are presently dewatering and Galaxy feels that the wells can be put on production by the second quarter of 2004.

"As a result of recent financing activities, the company is now in a cash position to initiate drilling on our leases in the Powder River basin," said Marc E. Bruner, chairman and chief executive officer of Galaxy. "The development of this acreage is a key part of our growth plan and we are looking forward to starting development activities on these leases in the first quarter of 2004."

Galaxy Energy Corporation is in the business of oil and gas exploration and production and is currently acquiring and developing coalbed methane (CBM) and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas and Europe.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10K (annual report), 10Q (quarterly report) and other filings.



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Additional information may be found at the Galaxy Energy Web site,
HTTP://WWW.GALAXYENERGY.COM/, or by calling Bevo Beaven or Carl Thompson at CTA Public Relations, (303) 665-4200, or Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294.
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